                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF KING & SPALDING]


404/572-4600                                                        404/572-5100

                                 August 19, 1998

Dan River Inc.
2291 Memorial Drive
Danville, Virginia 24541

The Bibb Company
100 Galleria Parkway, Suite 1750
Atlanta, Georgia 30339

         Re: Federal Income Tax Consequences of Merger of The Bibb Company with and into Dan River Inc.

Ladies and Gentlemen:


         We have acted as tax counsel to Dan River Inc. ("Dan River") in connection with the merger (the "Merger") of The Bibb Company, a Delaware corporation ("Bibb"), with and into Dan River, pursuant to the Agreement and Plan of Merger dated as of June 28, 1998, as amended by the First Amendment dated as of August 14, 1998 (the "Merger Agreement") by and between Dan River and Bibb. Sections 6.2(e) and 6.3(d) of the Merger Agreement require that, prior to mailing the Joint Proxy Statement/Prospectus to the shareholders of Bibb, Dan River and Bibb must obtain from King & Spalding an opinion regarding certain tax consequences of the Merger, and must reconfirm such opinion prior to the closing of the Merger. Accordingly, Dan River has requested us, in our capacity as tax counsel to Dan River, to render such opinion and has requested that we authorize Bibb to rely on such opinion.


         We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion and to Bibb's reliance on our opinion.

         All capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.

Dan River Inc.
The Bibb Company
August 19, 1998
Page 2

                      INFORMATION AND ASSUMPTIONS RELIED ON


         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Joint Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary, including representation letters from Joseph L. Lanier, Jr., Chairman and Chief Executive Officer of Dan River, dated as of August 19, 1998, and Charles R. Tutterow, Vice President and Chief Financial Officer of Bibb, dated as of August 19, 1998. Our opinions assume that the statements contained in such representation letters are true on the date hereof and will be true at the time of the Merger.



         In addition, in rendering our opinions herein, we have assumed that the aggregate fair market value of the Dan River Class A Common Stock received in the Merger by the Bibb stockholders (excluding any fractional shares of Dan River Class A Common Stock for which a Bibb stockholder receives cash) will not be less than 40% of the aggregate fair market value of all of the shares of Bibb stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of Bibb exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Dan River Class A Common Stock will be treated as outstanding Bibb stock, and the aggregate fair market value of the outstanding Bibb stock will be deemed to be equal to the sum of the aggregate Merger Consideration paid in the Merger plus the aggregate cash consideration (if any) paid to the Bibb stockholders immediately prior to the Merger to redeem all outstanding Rights under the Rights Agreement dated September 30, 1997 between Bibb and American Stock Transfer and Trust Company, as Rights Agent, pursuant to Section 5.16 of the Merger Agreement.


                                     OPINION

         Based upon the foregoing, it is our opinion that:

         (1) The Merger will constitute a "reorganization" within the meaning of
Section 368(a)(1) of the Code.

         (2) The exchange in the Merger of Bibb Common Stock solely for Dan River Class A Common Stock will not result in the recognition of gain or loss to the Bibb stockholders with respect to such exchange.

Dan River Inc.
The Bibb Company
August 19, 1998
Page 3




         (3) A Bibb stockholder who exchanges his Bibb Common Stock for a combination of Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common Stock) will realize gain equal to the excess of the amount of cash plus the fair market value of the Dan River Class A Common Stock received by such stockholder over the adjusted tax basis of his Bibb Common Stock, but such gain will be recognized for federal income tax purposes only to the extent such gain does not exceed the cash received. In general, this recognized gain will be taxable to the Bibb stockholders as capital gain, although it is possible that such gain will be taxable as dividend income to a particular Bibb stockholder if the cash received by him does not result in a "meaningful reduction" in the percentage ownership of Dan River Class A Common Stock that he otherwise would have received (taking into account both his actual and constructive ownership of Dan River Class A Common Stock under the constructive ownership rules of Section 318 of the Code). A Bibb stockholder who receives both Dan River Class A Common Stock and cash in the Merger will not recognize any loss on the exchange.

         (4) A Bibb stockholder who receives solely cash in exchange for his Bibb Common Stock will, under the position taken by the IRS in published rulings, be treated as having exchanged such stock for cash in a redemption of his Bibb Common Stock subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in his Bibb Common Stock.

         (5) A Bibb stockholder who receives cash in the Merger in lieu of a fractional share interest in Dan River Class A Common Stock will be treated as having exchanged such fractional share for cash in a redemption subject to
Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the portion of such stockholder's tax basis that is allocable to the fractional share so exchanged.

         (6) A Bibb stockholder who perfects his appraisal rights under Delaware law and who receives payment in cash for the "fair value" of his Bibb Common Stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock.

         (7) In the case of a Bibb stockholder who receives solely Dan River Class A Common Stock in the Merger, the tax basis of the Dan River Class A Common Stock received will be the same as the stockholder's tax basis in the Bibb Common Stock surrendered in exchange therefor. In the case of a Bibb stockholder who receives both Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common

Dan River Inc.
The Bibb Company
August 19, 1998
Page 4


Stock), the tax basis of the Dan River Class A Common Stock received will equal the stockholder's tax basis in the Bibb Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange.

         (8) The holding period of the Dan River Class A Common Stock received by the Bibb stockholders in the Merger will include the holding period of the Bibb Common Stock surrendered in exchange therefor, provided that the Bibb Common Stock was held as a capital asset at the Effective Time.

         (9) No gain or loss will be recognized by Dan River or Bibb as a result of the Merger.


         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements and assumptions set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinions cannot be relied upon if any of the material facts contained in such documents or in any such additional information is, or later becomes, or if any of the material statements and assumptions set out herein is, or later becomes, inaccurate.



         In particular, and without limiting the preceding sentence, our opinions cannot be relied upon, and will not be reconfirmed prior to closing of the Merger (thereby preventing the closing conditions in Section 6.2(e) and 6.3(d) of the Merger Agreement from being satisfied) if the assumption set forth herein that the aggregate value of the Dan River Class A Common Stock issued in the Merger will represent at least 40% of the aggregate consideration received by the Bibb stockholders is not valid at the time such opinions are reconfirmed.



         Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.


                                                  Very truly yours,

                                                  /s/ King & Spalding
                                                  -----------------------------
                                                  KING & SPALDING